UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549-1004

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 30, 2012 (January 24, 2012)

ARKANSAS BEST CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	0-19969	71-0673405
(State or other	(Commission	(IRS Employer
jurisdiction of	File Number)	Identification No.)
incorporation or
organization)

3801 Old Greenwood Road

Fort Smith, Arkansas 72903

(479) 785-6000

(Address, including zip code, and telephone number, including area code, of the registrant’s principal executive offices)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions.

☐            Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02(e).  Compensatory Arrangements with Certain Officers.

On January 24, 2012, the compensation committee of the board of directors (the “Committee”) of Arkansas Best Corporation (the “Company”) approved and adopted the Arkansas Best Corporation 2012 Change in Control Plan (the “Plan”) for the benefit of certain executives of the Company. Under the Plan, the  Committee will determine which executives are eligible to participate in the Plan (the “Participants”) and will categorically designate each Participant as either a “Tier I Executive” or “Tier II Executive”. In its sole discretion, the Committee may terminate the participation of a Participant at any time preceding the date that is 240 days prior to a “Change in Control” (as defined in the Plan).  As of the date of adoption of the Plan, the following employees were designated as eligible by the Board:

Tier I

Judy McReynolds

Tier II

Lavon Morton

Jim Ingram

Michael Newcity

Michael Johns

Roy Slagle

Jim Keenan

The Plan provides that if a Participant experiences a “Qualified Termination” (as defined below), the Participant will receive the following payments and benefits from the Company: (i) a lump sum cash payment equal to (A) for Tier I Executives, two times the Participant’s base salary in effect on the date of termination plus two times the Participant’s average annual cash incentive earned during the three years prior to the year in which the date of termination occurs or (B) for Tier II Executives, one times the Participant’s base salary in effect on the date of termination plus one times the Participant’s average annual cash incentive earned during the three years prior to the year in which the date of termination occurs; (ii) payment of any earned but unpaid awards under the Company’s annual incentive plan or successor plan which, if applicable, will be prorated to reflect partial completion of the measurement period; (iii) payment of any earned but unpaid awards under the Company’s long-term incentive plan or successor plan which, if applicable, will be prorated to reflect partial completion of the measurement period; (iv) full vesting of all restricted stock unit awards and stock option awards granted to the Participant under the Company’s Ownership Incentive Plan or any successor plan; (v) a lump sum payment equal to the product of (A) the monthly premium necessary to continue the medical and dental coverage in effect for the Participant and his or her spouse and dependents, if applicable, immediately prior to the date of termination, and (B) 24. A “Qualified Termination” occurs when a Participant experiences a “separation from service” within the meaning of Treasury Regulation § 1.409A-1(h) by the Company without “Cause” (as defined in the Plan) or by the Participant for “Good Reason” (as defined in the Plan) within 24 full calendar months following a “Change in Control.” In the event that a Participant experiences a Qualified Termination but dies prior to payment of the severance payments and benefits, all severance and payment benefits will be paid to the Participant’s estate.

Notwithstanding the occurrence of a Qualified Termination, in the event that awards under any equity compensation plan of the Company are outstanding immediately prior to a “Change in Control” (the “Outstanding Awards”) are not (i) assumed by the successor to the Company in the “Change in Control,” if any (the “Successor”), (ii) replaced by the Successor with substitute awards of approximate value, (iii) accelerated such that the Outstanding Awards become vested and payable in connection with the “Change in Control,” or (iv) treated pursuant to a combination of clauses (i), (ii), and/or (iii), then the Plan provides that the Outstanding Awards will become fully vested, settled and paid upon the occurrence of a “Change in Control” (with any performance-based Outstanding Awards being vested, settled and paid at the maximum performance level).

If amounts payable to a Participant under the Plan (or pursuant to any other arrangement or agreement with the Company that are payable as a result of a change of ownership or control) (collectively, the “Payments”) exceed the amount allowed under section 280G of the Internal Revenue Code of 1986, as amended (the “Code”) and would be subject to the excise tax imposed by section 4999 of the Code, then, prior to the making of any Payment to the Participant, a best-net calculation shall be made comparing (i) the before income tax net benefit to the Participant of the Payment after payment of the excise tax, to (ii) the before income tax net benefit to the Participant if the Payment has been reduced to the extent necessary to avoid being subject to the excise tax. If the amount calculated under (i) is less than the amount calculated under (ii) in the preceding sentence, then the Payments shall be reduced to the extent necessary to avoid being subject to the excise tax. The best-net calculation shall be made by an independent, nationally recognized accounting firm or compensation consulting firm mutually acceptable to the Company and the Participant.

Item 9.01.  Exhibits.

99.1                                                        Arkansas Best Corporation 2012 Change in Control Plan

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ARKANSAS BEST CORPORATION

(Registrant)

Date:	January 30, 2012	/s/ Michael R. Johns
Michael R. Johns,
Vice President — General Counsel and Corporate Secretary

EXHIBIT INDEX

Exhibit No.	Description of Exhibit

99.1	Arkansas Best Corporation 2012 Change in Control Plan